Flexsteel Industries, Inc. Announces Change to Board of Directors

Dubuque, Iowa – October 9, 2025 – Flexsteel Industries, Inc. (NASDAQ:FLXS) (“Flexsteel” or the “Company”), announced that long-time board member Thomas (Tom) M. Levine has declared his plan to retire following the December 2025 board meeting.

“Flexsteel has been fortunate to have a director of the caliber of Tom Levine for so many years,” said President and CEO, Derek Schmidt. “His dedication and extensive background in general management and legal matters have been invaluable assets. His leadership and contributions over the past 15 years have been significant.” Schmidt concluded, “We will miss his guidance and owe him our gratitude for the impact he has had on the business.” Mr. Levine, an independent management advisor, joined the Flexsteel board of directors in December 2010. He served as Chair of the Board from 2018 to present, Chair of the Audit & Ethics Committee from 2016 to 2018, and as a member of same for six years. He also served as a member of the Nominating & Governance Committee for four years. “I’ve enjoyed serving on Flexsteel’s board of directors for the last 15 years. My retirement is not a result of any concerns I have with the board or management, but rather a decision to spend more time with my family and on other personal interests. I am confident that Flexsteel’s board and management have the right skillsets in place to support continued success and shareholder value creation.”

Concurrent with Mr. Levine’s retirement, the size of the board will be reduced from eight to seven directors and Ms. Jeanne McGovern will assume the role of Chair of the Board. Ms. McGovern, who has served on the Board since 2022, brings over 40 years of audit and advisory services experience to the board. She currently holds the position of Audit and Ethics Committee Chair and is a member of the Nominating and Governance Committee. Reassignment of Ms. McGovern’s committee positions are being reviewed by the board. “Ms. McGovern possesses a broad and distinguished record of professional and leadership experience,” said Mr. Levine. “I have complete confidence in her ability to guide Flexsteel’s Board into the future as I step away to spend more time with my family.”

About Flexsteel

Flexsteel Industries, Inc., and Subsidiaries (the “Company”) is one of the largest manufacturers, importers, and marketers of residential furniture products in the United States. Product offerings include a wide variety of furniture such as sofas, loveseats, chairs, reclining rocking chairs, swivel rockers, sofa beds, convertible bedding units, occasional tables, desks, dining tables and chairs, kitchen storage, bedroom furniture, and outdoor furniture. A featured component in most of the upholstered furniture is a unique steel drop-in seat spring from which the name “Flexsteel” is derived. The Company distributes its products throughout the United States through its e-commerce channel and direct sales force.

INVESTOR CONTACT:

Mike Ressler, Flexsteel Industries, Inc.

563-585-8116

investors@flexsteel.com

385 Bell Street T 563.556.7730 flexsteel.com

Dubuque, IA 52001